Exhibit 99.1

Active Power Reports Third Quarter 2010 Results

Achieves First Net Profit on Record Revenues

AUSTIN, Texas (Oct. 26, 2010) – Critical backup power systems and continuous power solutions manufacturer Active Power, Inc. (NASDAQ: ACPW) announced results for its third quarter ended Sept. 30, 2010.

Q3 2010 Highlights

•	Achieved the first quarterly net profit in Active Power’s 18-year history, recording a net profit of $55,000 during the third quarter of 2010.

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Recognized its highest ever quarterly revenues of $18.5 million, representing an increase of $10 million or 116% over the third quarter of 2009. For the nine months ended Sept. 30, 2010, revenues totaled $45.6 million, an increase of $19.3 million or 73% compared to the same period in 2009. This represents Active Power’s highest revenues for the first nine months of any fiscal year.

•	Achieved 30% gross margin for the third quarter, an increase of 8% from the same quarter of 2009.

•	Completed a new $12.5 million revolving line of credit facility to help finance working capital and business growth.

•	Recognized $7.4 million in revenue from datacenter infrastructure solutions provided to an IT channel partner, representing a new revenue stream for the company.

•	Experienced a 23% increase in direct channel revenues compared to the third quarter of 2009.

•	73% of orders received since the beginning of third quarter were repeat orders from existing customers with the remaining 27% from new customers

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Shipped 97 flywheels in UPS (uninterruptible power supply) systems at an average selling price of $88,000 per flywheel during the quarter, compared to 56 flywheels shipped in the third quarter of 2009 at an average selling price of $78,000.

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Issued a number of announcements regarding new system orders and recent deployments for mission critical applications in education, healthcare, government and manufacturing and the opening of the company’s Beijing office

Q3 2010 Financial Results

Revenues for the third quarter of 2010 were $18.5 million, an increase of 15% from the previous quarter and an increase of 116% from the third quarter of 2009. For the nine months ended Sept. 30, 2010, total revenues were $45.6 million, a 73% increase compared to $26.3 million in same period in 2009.

Gross profit margin for the quarter was 30%, compared to 27% in the previous quarter and 22% in the third quarter of 2009.

Net income for the quarter was $55,000, or 0 cents per share. This compares to a net loss of $1.5 million or 2 cents per share in the previous quarter, and a net loss of $3.0 million or 4 cents per share in the third quarter of 2009. For the nine months ended Sept. 30, 2010, net loss decreased 54% to $4.1 million or 5 cents per share, compared to a net loss of $8.8 million or 14 cents per share in the same period of 2009.

Cash and investments decreased by $1.3 million during the quarter to $14.4 million at Sept. 30, 2010, primarily due to increased use of working capital to fund revenue growth.

Management Commentary

“Achieving our first ever net profit based on record revenues was a major milestone for us,” said Jim Clishem, president and CEO, Active Power. “This achievement reflects a tremendous amount of dedication and hard work by our employees and partners. We will continue to focus on profitability and sales momentum – as we strengthen Active Power’s position as a major player in the power quality and infrastructure markets.”

“This quarter was highlighted by a substantial increase in revenues from our datacenter infrastructure solutions and a number of large repeat orders from our datacenter and technology-centric customers. Quoting activity and interest in our products continues to grow as companies are increasingly focused on solutions that reduce energy costs and floor space requirements, while also improving reliability.”

Outlook

Active Power expects fourth quarter 2010 revenues between $16 million and $19 million and full year 2010 revenues between $62 million and $65 million. Fourth quarter earnings per share is expected to range between breakeven and a loss of 2 cents per share. Changes in cash and investments are expected to be driven by changes in working capital requirements.

Conference Call

Active Power will host a conference call today, Tuesday, Oct. 26, 2010, at 11:00 a.m. (ET) to discuss its third quarter 2010 results. Investors and interested parties can listen live via Webcast here. A replay of the Webcast will be available until Nov. 9, 2010, via Active Power’s Web site at www.activepower.com.

About Active Power

Active Power provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel based UPS systems protect critical operations in datacenters, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the fourth quarter of 2010 and fiscal 2010, its future operating results and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its Current Reports on Form 8-K filed since such year ended. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Public Relations Manager
949-574-3860	512-744-9488
info@liolios.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009

Revenues:
Product revenue	$16,663	$6,947	$39,356	$21,863
Service and other revenue	1,793	1,587	6,264	4,444

Total revenue	18,456	8,534	45,620	26,307

Cost of goods sold: Cost of product revenue	11,287	5,751	28,323	16,874
Cost of service and other revenue	1,691	901	4,606	2,814

Total cost of goods sold	12,978	6,652	32,929	19,688

Gross profit	5,478	1,882	12,691	6,619

Operating expenses:
Research and development	833	1,095	2,517	3,254
Selling and marketing	3,539	2,572	10,323	8,562
General & administrative	1,075	1,201	3,825	3,517

Total operating expenses	5,447	4,868	16,665	15,333

Operating profit ( loss)	31	(2,986)	(3,974)	(8,714)

Interest expense, net	(30)	(20)	(82)	(48)

Other income (expense), net	13	46	(55)	(31)

Income (loss) before income taxes	14	(2,960)	(4,111)	(8,793)
Income tax benefit	41	—	41	—

Net income (loss)	$55	$(2,960)	$(4,070)	$(8,793)

Basic net income (loss) per share	$0.00	$(0.04)	$(0.05)	$(0.14)
Diluted net income (loss) per share	$0.00	$(0.04)	$(0.05)	$(0.14)
Shares used in computing basic net income (loss) per share	79,674	66,316	76,982	63,020
Shares used in computing diluted net income (loss) per share	80,367	66,316	76,982	63,020

Comprehensive income (loss):
Net income (loss)	$55	$(2,960)	$(4,070)	$(8,793)
Translation gain (loss) on subsidiaries in foreign currencies	247	(359)	(12)	(124)
Unrealized loss on investments in marketable securities	—	(2)	—	—

Comprehensive income (loss)	$302	$(3,321)	$(4,082)	$(8,917)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	Sept. 30 2010	December 31 2009
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$14,439	$7,489
Accounts receivable, net	12,657	11,529
Inventories	6,329	6,629
Prepaid expenses and other	625	418

Total current assets	34,050	26,065
Property and equipment, net	1,917	2,903
Deposits and other	422	376

Total assets	$36,389	$29,344

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$4,622	$5,155
Accrued expenses	5,766	4,957
Deferred revenue	1,703	1,713
Revolving line of credit	3,535	2,559

Total current liabilities	15,626	14,384

Long-term liabilities	606	468
Stockholders’ equity:
Common stock	80	66
Treasury stock	(103)	(73)
Additional paid-in capital	274,317	264,554
Accumulated deficit	(253,946)	(249,876)
Other accumulated comprehensive loss	(191)	(179)

Total stockholders’ equity	20,157	14,492

Total liabilities and stockholders’ equity	$36,389	$29,344